Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) is made as of the 12th day of January, 2017, (the “Effective Date”) between comScore, Inc. (“Company”), a Delaware corporation, and Christiana Lin (“Executive”).

WHEREAS, the Company employed Executive as Executive Vice President, General Counsel and Chief Privacy Officer.

WHEREAS, Executive intends to resign from all positions with the Company, and in connection with Executive’s separation from the Company, Executive and the Company desire to set forth the terms of Executive’s separation from the Company and certain transition services that Executive will provide to the Company.

THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, state and agree as provided below.

1.    Separation. Executive will resign from her position as Executive Vice President, General Counsel and Chief Privacy Officer effective January 23, 2017 (the “Resignation Date”). The parties further agree that Executive shall remain employed by the Company through February 1, 2017 (the “Separation Date”). Effective the Resignation Date, Executive is deemed to have resigned from all elected, appointed or other positions held within the Company or from any organization in which she represents the Company. Executive further agrees to execute promptly upon request by the Company any additional documents to effect the provisions of this Section 1.

2.    Payments, Benefits and Perquisites. Provided that Executive complies with (and continues to comply with) all terms of this Agreement, including but not limited to her obligations under Paragraphs 6 and 15 of this Agreement, and fulfills all obligations thereunder, Executive will be entitled to the following severance benefits:

a.	The Company will continue to pay Executive her annual base salary of $347,985.00, less applicable taxes and withholdings as required by law (“Severance Payments”), in accordance with the Company’s current normal payroll cycle, beginning on the first pay period after the Separation Date and continuing for a period of 12 months following the Separation Date (the “Severance Period”), unless Executive has breached any provision of this Agreement.

b.	The Company will pay Executive for all accrued salary and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings, on the Company’s ordinary payroll date next-following the Separation Date.

c.	Executive’s health insurance will terminate on the last day of the month in which the Separation Date occurs. If eligible, Executive may thereafter elect to continue Executive’s health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or state insurance laws, if applicable, at Executive’s own expense (or, if Executive enters into this Agreement, at the Company’s expense as provided in paragraph 2(e) below). Notice of Executive’s COBRA rights will be sent to Executive under separate cover. Executive’s rights to elect such coverage are not contingent upon her entering into this Agreement.

d.	Executive agrees that, within 10 days following the Separation Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses she incurred through the Separation Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for these expenses pursuant to its regular business practice.

e.	If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, and for so long as Executive has not yet elected replacement coverage, then the Company will pay the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) during the Severance Period.

f.	Executive expressly understands and acknowledges that the Company agrees to provide the above-stated payments and benefits in exchange for Executive’s compliance with the terms set out in this Agreement. Executive further acknowledges and agrees that she is not entitled to receive payment of any of the benefits set forth in Paragraph 2 absent execution of this Agreement and the Reaffirmation. With the exception of the benefits described in Paragraph 2(b), Executive understands and agrees that the Company shall not provide any of the consideration set forth in this Agreement (including without limitation the payments or additional benefits listed in this Paragraph 2) until after the Separation Date and only after Executive’s execution of an additional release covering the period from the Effective Date through the Separation Date (which Reaffirmation of Release of All Claims is attached hereto as Exhibit C). If Executive fails to comply with any of her obligations under this Agreement during the term for payment described above, Executive understands and acknowledges that the Company may cease making any of the above-described payments and benefits. Executive also acknowledges that if any payments are made to her under the terms of this Agreement, but are suspended as a result of a breach by Executive of any provision of this Agreement, including but not limited to her continuing obligations under Paragraphs 6 and 16, then the payments made to Executive are satisfactory and adequate consideration for the covenants and releases made by Executive herein.

3.    Other Compensation or Benefits. Executive acknowledges that, except as expressly provided in this Agreement and in the Consulting Agreement entered into between the parties on January 12, 2017 (the “Consulting Agreement”), Executive is not entitled to and will not receive any additional compensation, severance or benefits from the Company after the Separation Date other than vested compensation or benefits under the Company’s employee benefit plans in accordance with the respective terms thereof. Executive further understands and agrees that any options, restricted stock, and restricted stock units and other equity awards that are not vested immediately prior to the Separation Date shall be forfeited, except as otherwise provided in the respective terms and agreements governing Executive’s currently outstanding equity awards under the Company’s 2007 Equity Incentive Plan, and except as expressly provided in the Consulting Agreement.

4.    Compensation Clawback. Executive acknowledges and agrees that, in addition to any other rights the Company may have, if the Company is required to claw back any incentive or other compensation pursuant to the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated thereunder, or any other laws or regulations that may apply to Executive whether in effect now or in the future, the Company shall be entitled to cease any Severance Payments, and apply those Severance Payment amounts toward any such claw back. Nothing in this Agreement shall prevent Executive from commencing an action to challenge a termination of her Severance Payments if she believes (i) the Company was not required to claw back her Severance Payments or (ii) the Company terminated the Severance Payments in breach of this Agreement. In addition, nothing in this Agreement shall prevent or waive Executive’s ability or right to contest or defend against any claim made against her for disgorgement, penalties, fines, forfeiture, or the return of any compensation or benefits of any kind in any government inquiry or proceeding or in any litigation brought against the Company or the Executive.

5.    Return of Company Property. Executive agrees to return all Company Property that Executive has in her possession to the Company no later than the Separation Date, provided, however that Company may provide Executive with Company Property solely for her use in providing services pursuant to the Consulting Agreement. Executive further agrees not to retain any Company documents or any copies thereof except as provided below. “Company Property” shall include, but not be limited to: Company files; manuals; notes; drawings; records; business plans and forecasts; financial information; specifications; computer-recorded information; tangible property (including, but not limited to: computers; smart phones; cell phones; PDAs); credit cards; entry cards; identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Notwithstanding the foregoing, (a) Executive and her counsel may retain copies of documents relating to this Agreement, her employment relationship with the Company, and her benefits, compensation and equity interests; and (b) Executive’s counsel (and any experts engaged by such counsel) may retain any Company documents provided to such counsel by the Company, by the Executive or by counsel for any party for the purpose of assisting in their defense of Executive in any government inquiries or proceedings or in any litigation brought against the Company or Executive (the “permitted purposes”) and any copies thereof, provided that Executive’s counsel and experts use such Company documents only for the permitted purposes, maintain the confidentiality of such Company documents (including, if they must be filed in court, filing them under seal if possible), and return them to the Company when they are no longer needed for the permitted purposes (or, in the case of Company documents reflecting

Executive’s attorneys’ work product or attorney-client communications between Executive and her attorneys, certifying their destruction when they are no longer legally required to be maintained), and provided further that Executive and her counsel return to the Company promptly upon request, and share with no other party without the Company’s express written consent, any Company documents containing the Company’s attorney-client privileged information or attorney work product of the Company’s counsel.

6.    Proprietary Information and Noncompetition Obligations. Executive acknowledges her continuing obligations under the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement executed by Executive (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A, including but not limited to, Executive’s obligations related to confidentiality and noninterference with personnel relations; provided, however, that Section 7(d) of the Confidentiality Agreement shall be interpreted consistent with any applicable rules of the Virginia Rules of Professional Conduct.    Notwithstanding anything herein or in Exhibit A to the contrary, Executive shall not be held liable under this Agreement, Exhibit A or any other agreement or any federal or state trade secret law for making any confidential disclosure of a Company trade secret or other confidential information to a government official or an attorney for purposes of reporting a suspected violation of law or regulation, or in a court filing under seal.

7.    Non-Disparagement. The Company agrees that it will direct its executive officers to refrain (and that the Company will use its reasonable best efforts to cause the Company’s directors to refrain) from making any statement(s) that disparage Executive, and Executive agrees to refrain from making any statement(s) that disparages the Company, its directors or executive officers. Nothing in this provision, or in any other provision of this Agreement, should be construed to limit the Executive from (i) complying with any valid subpoena or court order (about which Executive shall provide the Company with prompt notice , a copy of the subpoena or court order, and a transcript of any testimony, all to the maximum extent permitted by applicable law or policy); (ii) cooperating with any government investigation; (iii) voluntarily communicating, without notice to or approval by the Company, with any government agency regarding a potential violation of any law or regulation; (iv) cooperating with any reasonable requests by the Company; or (v) responding to untruthful statements made about her or defending herself in connection with any litigation or investigation. Similarly, nothing in this provision, or in any other provision of this Agreement, should be construed to limit the Company or any of its directors, officers or employees from (i) complying with any valid subpoena or court order; (ii) making statements that it concludes in good faith after consultation with counsel (a) are appropriate in filings, releases, and other documents prepared in connection with applicable securities laws or (b) may otherwise be required under any other applicable law; (iii) conducting in good faith investigations or inquiries regarding any potential violation of law; (iv) communicating with any government agency; or (v) responding to untruthful statements made about them or defending themselves in connection with any litigation or investigation.

8.    Cooperation. Executive is permitted to cooperate fully and truthfully with any government authority conducting an investigation into any potential violation of any law or regulation. Nothing in this Agreement is intended to or shall prohibit Executive from providing such cooperation. Executive also agrees to cooperate and assist comScore and/or its Board of

Directors or any committees thereof in any formal or informal investigation into matters which Executive has relevant knowledge to the extent reasonably requested. Executive agrees and acknowledges that such assistance and cooperation may include, but not be limited to, providing all relevant information and documents reasonably available to Executive about matters on which she worked. Executive agrees to make herself promptly available to comScore or its representatives at a mutually agreeable time for interviews and meetings regarding any matter relating to her employment or matters on which she worked while employed at comScore as may be reasonably requested. The Company shall reimburse Executive for the reasonable expenses she incurs in the course of cooperating with such Company requests.

9.    Release of All Claims. Except as otherwise set forth in this Agreement, Executive hereby releases, acquits and discharges the Company and its affiliates, and their officers, directors, agents, servants, employees, attorneys, shareholders, successors and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities (except those indemnification rights excluded below) and obligations of every kind and nature, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, arising out of or in any way related to any and all agreements, events, acts or conduct executed or occurring at any time prior to and including the date on which Executive executes this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment; claims or demands related to salary, incentive payments, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of implied good faith and fair dealing.

EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT

THIS RELEASE IS A GENERAL RELEASE AND THAT BY

SIGNING THIS AGREEMENT, EXECUTIVE IS SIGNING THIS RELEASE.

Nothing in this Agreement shall be construed to prohibit Executive from commencing, instituting, participating, providing truthful information, or otherwise assisting in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other government agency; provided, however, that by signing this Agreement, Executive agrees to waive and release any right Executive may have to recover monetary relief or compensation from the Released Parties in connection with any such proceeding or investigation. For the avoidance of doubt, nothing herein prevents Executive from receiving any whistleblower or similar award. Further, this release shall not be deemed to affect a release of any claim that may not be released by law, including rights to unemployment or workers compensation, and rights to vested benefits governed by ERISA, nor shall it be deemed to affect a release of any right to enforce the terms of this Agreement or any rights Executive may have to indemnification under the Indemnification Agreement (attached hereto as Exhibit B), the Company’s By-Laws or applicable law.

Executive represents and warrants that Executive has not previously filed or joined in any claim released herein.

10.    Waiver and Release Acknowledgement. Executive acknowledges that Executive is knowingly and voluntarily making the above waiver and release. Executive also acknowledges that the consideration given for the waiver and the release in the preceding paragraphs hereof is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that:

a.	Executive has been and is advised to consult an attorney regarding this Agreement prior to executing it and that she has been given sufficient time to do so;

b.	Executive has received full and adequate consideration for this Agreement, including the waiver and release herein; and

c.	Executive fully understands and acknowledges the significance and consequences of this Agreement and represents by her signature that the terms of this Agreement are fully understood and voluntarily accepted by her. This Agreement has been individually negotiated by Executive and is not part of a group exit incentive or other group employment termination program.

11.    Enforcement. Except as otherwise provided herein, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

12.    Costs. Other than any costs recoverable under the “Enforcement” Section above, the parties intend that each shall bear its own costs, if any, that may have been incurred relating to this Agreement.

13.    No Admission of Liability. This Agreement is not an admission of liability by any party.

14.    Notice. In the event that any notice is to be given to any party under this Agreement, it shall be given by certified mail, return receipt requested, and addressed to the party as follows:

To Company:	comScore, Inc.
Attention: General Counsel
11950 Democracy Drive, Suite 600
Reston, VA 20190

To Executive:	Christiana Lin
P.O. Box 5306
Arlington, VA 22205

with a copy to:	Amy J. Traub, Esq.
Baker & Hostetler, LLP
45 Rockefeller Plaza
New York, NY 10111-0100

15.    Continuing Obligation. The parties agree that the terms of the Confidentiality Agreement and the Indemnification Agreement, attached hereto as Exhibits A and B, respectively, continue in full force and effect. For the avoidance of doubt, nothing herein alters: (i) Executive’s rights or obligations with respect to indemnification as set forth in the Indemnification Agreement, the Company’s By-Laws or applicable law; or (ii) Executive’s obligations and the Company’s rights under the Confidentiality Agreement as stated above in Paragraph 6.

16.    Section 409A. It is intended that all amounts or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject Executive to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted, construed, and administered accordingly; provided, however, that the Company and the other Released Parties shall not be responsible for any taxes, penalties, interest or other losses or expenses incurred by Executive due to any failure to comply with Section 409A of the Code. In furtherance thereof, the terms of this Agreement, to the extent necessary, may be modified to be exempt from and so comply with Section 409A of the Code. All references in this Agreement to Executive’s separation of employment shall mean a separation from service within the meaning of Section 409A of the Code. Each payment under this Agreement as a result of the separation of Executive’s service shall be considered a separate payment for purposes of Section 409A of the Code.

17.    Miscellaneous. This Agreement, along with the Confidentiality Agreement and the Indemnification Agreement, constitutes the full and entire understanding and agreement between the parties regarding the subjects hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by both Executive and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns. Executive represents and warrants that Executive has not previously assigned or transferred, or purported to assign or transfer, to any person or entity, any of the claims released herein and Executive agrees to indemnify and hold harmless the Released Parties from any claim, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on, arising out of or in assignment. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia, without reference to its choice of law rules. This Agreement may be signed electronically and in counterparts.

The undersigned state that they have carefully read this Agreement, that they know and understand its terms, and they sign it freely.

January 12, 2017

COMPANY:

COMSCORE, INC.

/s/ Gian Fulgoni
Name: Gian Fulgoni
Title: Chief Executive Officer

EXECUTIVE:

/s/ Christiana Lin
Christiana Lin

EXHIBIT A

(At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement)

EXHIBIT B

(Indemnification Agreement)

EXHIBIT C

Reaffirmation of Release of All Claims

In exchange for, and as a condition to receipt of, the payments and benefits set forth in Paragraph 2 of the Separation and General Release Agreement between comScore, Inc. (“Company”), a Delaware corporation, and Christiana Lin (“Executive”) dated January 12, 2017 (the “Separation Agreement”), the Company and Executive have entered into this Reaffirmation of Release of All Claims (this “Reaffirmation”) as of the last date set forth on the signature page hereto.

1.    Release of All Claims. For and in consideration of the payments and benefits payable under the Separation Agreement, which, absent this Reaffirmation, Executive acknowledges and agrees that she otherwise would not be entitled to receive, and except as otherwise set forth in this Reaffirmation, Executive hereby releases, acquits and discharges the Company and its affiliates, and their officers, directors, agents, servants, employees, attorneys, shareholders, successors and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities (except those indemnification rights excluded below) and obligations of every kind and nature, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, arising out of or in any way related to any and all agreements, events, acts or conduct executed or occurring at any time prior to and including the date on which Executive executes this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment; claims or demands related to salary, incentive payments, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of implied good faith and fair dealing.

EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT

THIS RELEASE IS A GENERAL RELEASE AND THAT BY

SIGNING THIS AGREEMENT, EXECUTIVE IS SIGNING THIS RELEASE.

Nothing in this Agreement shall be construed to prohibit Executive from commencing, instituting, participating, providing truthful information, or otherwise assisting in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other government agency; provided, however, that by signing this Agreement, Executive agrees to waive and release any right Executive may have to recover monetary relief or compensation from the Released Parties in connection with any such proceeding or investigation. For the avoidance of doubt, nothing herein prevents Executive from receiving any whistleblower or similar award. Further, this release shall not be deemed to affect a release of any claim that may not be released by law, including rights to unemployment or workers compensation, and rights to vested benefits governed by ERISA, nor shall it be deemed to affect a release of any right to enforce the terms of this Agreement or any rights Executive may have to indemnification under the Indemnification Agreement (attached to the Separation Agreement as Exhibit B), the Company’s By-Laws or applicable law.

Executive represents and warrants that Executive has not previously filed or joined in any claim released herein

2.    No Transfer of Potential Claims. Executive represents and warrants that she has not previously assigned or transferred, or purported to assign or transfer, to any person or entity, any of the claims released herein and Executive agrees to indemnify and hold harmless the Released Parties from any claim, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on, arising out of or in assignment.

3.    No Admission of Liability. This Reaffirmation is not an admission of liability by any party.

4.    Sufficiency of Consideration. Executive acknowledges and agrees that the payments and benefits set forth in Paragraph 2 of the Separation Agreement, which Executive acknowledges and agrees that she is not entitled to receive absent execution of this Reaffirmation, have provided good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Reaffirmation.

5.    Knowledgeable Decision by Executive. Executive specifically acknowledges that the Company has advised Executive to consult with an attorney regarding entering into this Reaffirmation, and that Executive has done so. Executive further represents and warrants that she has read and understands the terms and conditions of this Reaffirmation and the fact that this Reaffirmation forever releases the Released Parties from any legal action arising from Executive’s relationship, or termination of the employment relationship, with them as an employee. Executive is signing, delivering and entering this Agreement of her own free will.

6.    Enforcement. Except as otherwise provided herein, if any action at law or in equity is necessary to enforce or interpret the terms of this Reaffirmation, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.    Costs. Other than any costs recoverable under the “Enforcement” Section above, the parties intend that each shall bear its own costs, if any, that may have been incurred relating to this Reaffirmation.

8.    Governing Law. This Reaffirmation shall be governed in all respects by the laws of the Commonwealth of Virginia, without reference to its choice of law rules.

9.    General Provisions.

a.    Severability. If any provision of this Reaffirmation is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Reaffirmation and the provision in question shall be modified by the court so as to be rendered enforceable.

b.    Entire Agreement. This Reaffirmation and the Separation Agreement set forth the entire agreement between the parties and supersede any other prior agreements or understandings between the parties concerning the subject matters of the Separation Agreement and the Reaffirmation, except as expressly provided in Paragraphs 6, 15 and 18 of the Separation Agreement. By signing this Reaffirmation, Executive reaffirms that she will also continue to abide by the terms of the Separation Agreement, which terms are expressly incorporated herein. Each party acknowledges that such party has not relied on any representations, promises or agreements of any kind made to such party in connection with the other party’s decision to enter into this Reaffirmation, except for those set forth in this Reaffirmation and the Separation Agreement.

c.    Counterparts. This Reaffirmation may be signed electronically and in counterparts.

The undersigned state that they have carefully read this Reaffirmation, that they know and understand its terms, and they sign it freely.

February     , 2017

COMPANY:

COMSCORE, INC.

Name:
Title:

EXECUTIVE:

Christiana Lin